UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 28, 2017

Date of Report (Date of earliest event reported)

Protective Life Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11339	95-2492236
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address of principal executive offices and zip code)

(205) 268-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As has been previously disclosed by the Company, the Board elected John D. Johns to serve as the Executive Chairman of the Company commencing on July 1, 2017.  Mr. Johns had previously served as the Company’s President and Chief Executive Officer since December 2001 and as its Chairman since January 2003.  On November 28, 2017, Mr. Johns entered into a letter agreement with the Company dated November 6, 2017 (the “Letter Agreement”) that establishes his duties, commitments and compensation with respect to his role as Executive Chairman.  The Letter Agreement was approved by the Board on November 6, 2017 upon the recommendation of the Compensation Committee.  Prior to entering into the Letter Agreement, the terms of Mr. Johns’ employment with the Company were established under his Employment Agreement with the Company dated June 3, 2014 (the “2014 Employment Agreement”).

Under the terms of the Letter Agreement, there will be no change in Mr. Johns’ current compensation arrangements through December 31, 2017.  Commencing on January 1, 2018, for so long as Mr. Johns serves as the Company’s Executive Chairman, Mr. Johns will be entitled to an annual base salary of $1.2 million, payable semi-monthly consistent with the Company’s normal payroll policy, and to the same perquisites and benefits as were currently in effect on the date of the Letter Agreement, but he will not be entitled to any new or additional annual incentive bonuses or long-term incentive grants.  The Letter Agreement further provides that Mr. Johns will be expected to devote between 20% and 50% of his time to his duties and responsibilities as Executive Chairman.

The Letter Agreement provides that Mr. Johns’ service as Executive Chairman of the Company will terminate upon the earlier of: (i) his voluntarily resignation as Executive Chairman of the Company (upon 90-days written notice by Mr. Johns); (ii) his resignation upon the request of the Company (upon 90-days written notice by the Company, unless the termination is “for cause” (as defined in the Letter Agreement)); (iii) his death or permanent disability; or (iv) a termination of his service for cause.  Upon a termination of Mr. Johns’ service as Executive Chairman, the only compensation payable to Mr. Johns are (i) accrued but unpaid compensation under the Letter Agreement; (ii) any vested amounts or benefits owing to him under the Company’s otherwise applicable compensation programs or employee benefit plans and programs, including any compensation previously deferred by Mr. Johns (together with any accrued earnings thereon) and not yet paid by the Company; and (iii) any other amounts or benefits payable due to Mr. Johns’ retirement, termination, death or disability under the Company’s plans, policies, programs or arrangements.

The Letter Agreement provides that any amounts that have accrued to Mr. Johns under the 2014 Employment Agreement but that remain unpaid as of the date on which Mr. Johns executes the Letter Agreement, including any accrued but unpaid portion of his base salary and annual bonus with respect to 2017 performance, are to be paid to Mr. Johns no later than March 15, 2018.  Any current or future amounts payable under outstanding long-term incentive awards are to be paid in accordance with the terms of such awards and the 2014 Employment Agreement.  The Letter Agreement further provides that the 2014 Employment Agreement shall be terminated as of the date that Mr. Johns executes the Letter Agreement, except that certain provisions survive such termination, as set forth in the Letter Agreement.

In connection with Mr. Johns’ entry into the Letter Agreement and as a condition to his service with the Company, Mr. Johns also entered into a Confidentiality and Non-Competition Agreement with the Company containing certain restrictive covenants for the benefit of the Company (the “Restrictive Covenant Agreement”).  The Restrictive Covenant Agreement contains confidentiality obligations, as well as a covenant not to serve in certain positions with any insurance company that engages in “competitive activity” (as defined in the Restrictive Covenant Agreement) with the Company’s sole stockholder, Dai-ichi Life Holdings, Inc. (the “Parent”), or any of the Parent’s subsidiaries (including the Company) or affiliates during the period of Mr. Johns’ service with the Company and for a period of one year following the termination of such service.

The foregoing descriptions of the Letter Agreement and the Restrictive Covenants Agreement are not complete and are qualified in their entirety by reference to the full text of such documents, which are filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description of Exhibit

10.1	Letter Agreement with John D. Johns, dated November 6, 2017, entered into on November 28, 2017

10.2	Confidentiality and Non-Competition Agreement with John D. Johns, entered into on November 28, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTECTIVE LIFE CORPORATION

/s/ Paul R. Wells
Paul R. Wells
Senior Vice President, Chief Accounting Officer and Controller

Dated: December 4, 2017